Exhibit 10.1

TRANSITION AND RELEASE AGREEMENT

KEITH EBLING

I.	Introduction. I, the undersigned, am currently an employee of Express Scripts Holding Company (“Express Scripts” or “Company”) and/or an officer or employee of one or more of its subsidiaries or predecessor or affiliated companies, and prior to July 24, 2015 served as Executive Vice President and General Counsel of the Company. Express Scripts and I have agreed to the terms set forth below (the “Agreement”) in consideration for the continuation of my employment on a part-time basis during a transition period through June 1, 2016 (the “Separation Date”), my termination of employment from the Company, and my agreement to, and compliance with, the terms hereof. During the period from the date hereof through the Separation Date, unless sooner terminated in accordance with Section IV (the “Transition Period”), I shall provide services to the Company as set forth in Section IV.

II.	Definitions. All words used in this Agreement have their plain meanings in ordinary English. Specific terms used in this Agreement have the following meanings:

A.	I, me, and my include both me, Keith Ebling, and anyone who has or obtains any legal rights or claims through me, including any heirs, agents, representatives, successors and assigns that I now have or may have in the future.

B.

Company or Express Scripts, as used herein, shall at all times mean Express Scripts Holding Company, its present and former subsidiaries, all successors and assigns, affiliated and predecessor companies (including Express Scripts, Inc., Medco Health Solutions, Inc. and all affiliated entities thereto), and direct and indirect parent, predecessor and management companies, together with each of its and their present or former owners, partners, officers, employees, stockholders, attorneys, directors, insurers, representatives and agents of any of them, whether in their individual or official capacities, and any pension or other benefit plan or related underlying trust applicable to the employees or former employees of the Company, and any of the current and former trustees, fiduciaries or administrators of any such benefit plan or trust, in their official and individual capacities.

C.

Claims means all of the claims of any kind whatsoever that I had, may have had or now have against the Company (with the exception of (i) claims arising under or related to this Agreement, (ii) claims arising under or related to any indemnification agreement between myself and the Company, including but not limited to the Indemnification Agreement dated as of March 24, 2014, the Indemnification Agreement dated as of December 1, 2008, and (iii) other claims or rights for indemnification I may have pursuant to the Company’s certificate of incorporation or bylaws), regardless of whether I now know about these claims, including but not limited to, claims relating to, arising out of, or attributable to (i) my employment or the termination of my employment with the Company and (ii) the Executive Employment Agreement between myself and the Company effective as of February 1, 2014 (the “Employment Agreement”) or any other agreement or arrangement (whether formal or informal, oral or written) with the Company or any subsidiary or affiliate thereof. This release of claims includes, but is not limited to, all claims arising under Title VII of the 1964 Civil Rights Act (“Title VII”), as amended, the Fair Labor Standards Act, the Equal Pay Act, the Americans with Disabilities Act (the “ADA”), the National Labor Relations

Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefits Protection Act (the “OWBPA”), the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act and any similar state or local law, the Service Contract Act, the Family and Medical Leave Act, the federal False Claims Act, the Missouri Human Rights Act, the Missouri Service Letter statute, Missouri Minimum Wage Law, Missouri Wage Payment Law, and all state False Claims Acts, all as amended, or any other federal, state, or local laws, rules, regulations, ordinances or orders, any and all claims arising out of any constitutional provision, statute, ordinance, regulation or executive order, and any and all common law claims or whistleblower or public policy provisions or theories, including but not limited to those civil rights laws prohibiting discrimination based on any protected class status; retaliation; laws related to wages and hours; negligent hiring or retention; wrongful termination; unjust dismissal; assault; battery; defamation; false imprisonment; intentional or negligent infliction of emotional distress; breach of the covenant of good faith and fair dealing; promissory estoppel; negligence; claims based upon contract, tort or other common law theories; any and all claims under any Company severance plan, my Employment Agreement or for attorneys’ fees and costs; claims for loss of wages, loss of other employment, back pay, front pay, liquidated damages, compensatory damages, personal injury, emotional distress, mental anguish, vacation pay, PTO, sick pay, pension contributions or benefits, medical or health benefits, short or long term disability benefits, and any other employee benefits, with the exception of any vested 401(k) and cash balance retirement benefits, any deferred compensation plans, any vested equity interests, and any vested rights with respect to any benefits, rights or entitlements under the terms of any employee benefit programs; and all other claims or causes of action I may have as of the date that I sign this Agreement, whether I am aware of them or not, against the Company.

D.	Base Salary means $700,000.00 per year.

E.	Cause shall have the meaning ascribed to such term in Article I of the Employment Agreement.

III.	Consideration. I acknowledge that I am receiving satisfactory consideration from the Company to which I am not otherwise entitled by law, contract, or under any policy of the Company. The Company has agreed to provide this money and other benefits in consideration of my execution (and non-revocation) of this Agreement, including but not limited to the release of claims set forth in Section V below.

A.	Description of Consideration. In consideration for my releases, promises and representations in this Agreement, and provided that (i) this Agreement becomes effective in accordance with Section XVI below, (ii) I do not voluntarily resign my employment prior to the Separation Date as set forth in Section IV.B, (iii) my employment is not terminated by the Company for Cause prior to the Separation Date, (iv) I or my legal representative and/or a representative of my estate re-execute this Agreement following the Separation Date (and do/does not revoke such re-execution) and (v) I do not materially breach the terms of this Agreement, the Company shall deliver the following compensation and benefits (the “Separation Benefits”) to me as follows:

1.	One Million Five Hundred Seventy Five Thousand dollars ($1,575,000), less applicable taxes and withholding, paid out in substantially equal monthly installments over a nine-month period, which installments shall be payable on the first day of each month, with the first installment payable on the first day of the calendar month immediately following the Separation Date;

2.

Subject to Section III.A.3 below, an amount equal to the monthly cost of continuing medical, dental, vision, and Employee Assistance Program (“EAP”) coverage under the Company’s medical, dental, vision, and EAP programs under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for myself and my eligible dependents (including my spouse) through the nine month anniversary following the Separation Date beginning on the first day of the first month following the Termination Date; provided that (a) as of my Termination Date, I am covered under a Company plan for such medical, dental, vision, and EAP coverage (as applicable), and the Company continues to offer such benefit to its rank-and-file employees who are not covered under a collective bargaining agreement; (b) with respect to the medical benefits only, if during the continuation period immediately following my Termination Date the Company ceases to offer a medical program to its rank-and-file employees who are not covered under a collective bargaining agreement, the payment during the remainder of the continuation period shall change to an amount equal to the monthly premium for equivalent medical insurance coverage;

and (c) if during the continuation period I become eligible, as a full-time employee, for group medical, dental, vision, and/or EAP insurance from another employer, I shall forfeit any such future payments from the Company;

3.	In the event payments for continued medical, dental, vision, or EAP coverage as provided for in Section III.A.2 above or such continued coverage itself, by reason of change in the applicable law, may, in the Company’s reasonable view, result in tax or other penalties on the Company, the provisions of Section III.A.2 above shall terminate and the Company and I shall, in good faith, negotiate for a substitute provision which does not result in such tax or other penalties; and

4.

The continued vesting through my Termination Date of my outstanding equity awards (as set forth in Schedule A, attached hereto) in accordance with the terms and conditions of the applicable grant notices and agreements, and the equity plan documents, other than with respect to the performance share awards discussed in the following sentences. Notwithstanding the foregoing, my outstanding performance shares granted on March 5, 2014, and March 4, 2015 shall be eligible to vest in a number of shares equal to the lesser of: (i) the number of shares earned based on actual achievement of performance criteria through the end of the applicable performance period; or (ii) the number of shares that would have vested based on an assumed performance period ending as of September 1, 2015. In either case, the vesting of these performance shares shall be pro-rated for the portion of the applicable performance period that I was employed by the Company from the commencement of the applicable performance period through September 1, 2015. On or before November 1, 2015, the Company shall deliver to me a written estimate of the performance relating to such awards through September 1, 2015. Any performance shares so earned shall be delivered as soon as practicable following the end of the applicable performance period, but in any event within ninety (90) days following the end of such period. To the extent permitted under the Express Scripts, Inc. 2011 Long-Term Incentive Plan (the “Plan”), my outstanding performance shares granted on March 6, 2013 shall be eligible to vest in a number of shares equal to the number of shares earned based on actual achievement of performance criteria through the end of the performance period, without pro-ration. Any shares so earned shall be delivered as soon as practicable following the end of the performance period, but in any event within ninety (90) days following the end of such period.

5.	In lieu of my cash bonus for the 2015 performance period, a transition bonus in the amount of Three Hundred Forty Six Thousand Nine Hundred Eighteen dollars ($346,918) shall be paid to me by the Company between January 1, 2016 and March 15, 2016.

6.	The continued vesting through my Termination Date of my accounts under the Company’s Executive Deferred Compensation Plan (“EDCP”) in accordance with the terms of the EDCP and the terms of the contributions made by the Company to my EDCP account.

The consideration in Sections III.A.1-3 and 5 shall remain due and payable to me (or to my estate) regardless of my death and/or Disability (as defined in Article I of the Employment Agreement and incorporated herein by reference). The effect of my death and/or Disability on the consideration set forth in Section III.A.4 shall be governed by the terms of the applicable grant notices and agreements, and the equity plan documents and the consideration set forth in Section III.A.6 shall be governed by the terms of the EDCP and the terms of the contributions made by the Company to my EDCP account.

B.	Accrued Benefits. In addition to the consideration described above, I understand that I will be paid the amounts below. I acknowledge that upon receipt of these amounts, I will have been paid any and all amounts owed to me by the Company through my Termination Date (defined below), including but not limited to all wages, salary, overtime pay, vacation pay, bonuses, commissions, and all other compensation of any nature whatsoever, as well as any business expenses that I incurred on the Company’s behalf through the Termination Date.

1.	Base Salary through the Termination Date;

2.	Accrued and unused PTO;

3.	Vested amounts under the EDCP, paid out in accordance with the terms of the plan and the terms of the contributions made by the Company to my EDCP account.

I authorize the Company to withhold from my Separation Benefits or Termination Benefits (defined below) the appropriate payroll taxes and to offset against my Separation Benefits or Termination Benefits any advances, loans or amounts I owe to the Company, to the extent permitted under applicable law. I am not aware of any amount that I owe the Company.

IV.	Transition Services.

A.	I will continue to be employed by the Company on a part-time basis from the date of this Agreement through the earlier to occur of: (i) the Separation Date; (ii) the date that I voluntarily resign my employment in writing in accordance with Section IV.B; (iii) the date upon which I die or am deemed to have a Disability or (iv) the date set forth in any written notice of termination by the Company pursuant to Section IV.B. Such date is referred to herein as the “Termination Date.”

B.	Prior to the Separation Date, the Company may terminate my employment with or without Cause and I may voluntarily resign my employment for any reason. Such termination shall be communicated to the other party by written notice in accordance with Section XVII and such notice shall set forth the effective date of termination; provided, that the Termination Date shall not be less than fifteen (15) days after such notice is delivered in the event of my voluntary termination of employment or a termination of employment by the Company other than for Cause.

C.

During the Transition Period, the Company, in its sole discretion, may require me to provide services upon the request of the Chairman of the Board or his designee on a project-by-project basis. Such services shall equal or exceed twenty percent (20%) of the services I provided to the Company prior to the date hereof. I shall perform all transition services with a level of skill and care generally exercised by other similarly situated employees, and in performing such services, I shall comply fully with all applicable laws and all applicable policies of the Company. In exchange for the transition services, (i) my Base Salary shall continue to be paid during the Transition Period in accordance with the normal payroll practices of the Company and (ii) through the Termination Date, I shall participate in all Company benefit plans as a regular employee, subject to the terms and conditions of the Company benefit plans; provided, that I shall not be eligible to participate in the Company’s annual bonus program for either the 2015 or 2016 performance period, nor shall I receive any additional grants of equity awards following the date hereof. It is understood and agreed that nothing contained herein shall preclude me from pursuing other interests and opportunities during the Transition Period provided said interests and opportunities do not materially interfere with my fulfilling my obligations hereunder, including, but not limited to, Sections IV, V and XI of this Agreement.

D.	In consideration for my releases, promises and representations in this Agreement, if my employment is terminated by the Company other than for Cause or I die or am deemed to have a Disability, in each case, prior to the Separation Date, the Company shall continue to pay me my Base Salary through the Separation Date in accordance with the normal payroll practices of the Company (the “Termination Benefits”); provided, that: (X) this Agreement becomes effective in accordance with Section XVI below; (Y) I (or my legal representatives/estate) re-execute this Agreement following the Termination Date and I (or my legal representatives/estate) do not revoke such consent to such re-execution; and (Z) I do not materially breach the express terms of this Agreement.

V.	Agreement to Release My Claims. In exchange for the consideration set forth in Sections III and IV above, I, on behalf of myself and my heirs, administrators, executors, and assigns, agree to fully and forever give up, release, remise, discharge and waive all my Claims against the Company for anything that has occurred from the beginning of time through the Effective Date (as defined in Section XVI of this Agreement), regardless of whether I am currently aware of such Claims or not. I have not and will not, for myself or on behalf of any person, entity or government, bring any federal, state or local lawsuit, complaint, grievance, or action, judicial or administrative, or make any other demands against the Company based on my Claims. The consideration I am receiving is a full and fair payment for the release of my Claims as outlined here. It is also my intention to release any right to recover damages under Title VII, ADEA, the OWBPA, the ADA, the Missouri Laws Against Discrimination, and all other federal, state and local civil rights or other statutes, regulations, or ordinances. In exchange for the consideration set forth above, I further agree that in the event any person or entity should bring a charge, claim, complaint, or action on my behalf, I hereby waive and forfeit any right to recovery under said claim and will exercise every good faith effort (but will not be obliged to incur any expense) to have such claim dismissed.

I agree to pay back all monies paid to me in accordance with this Agreement if I assert a Claim, file a complaint or charge with a government agency, or sue the Company for any Claim, except as may otherwise be prohibited under ADEA or the OWBPA. Such repayment will be made within thirty (30) days of my filing of a complaint, charge, or lawsuit.

Nothing in this Agreement shall interfere with my right to initiate, cooperate, or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other federal or state regulatory or law enforcement agency. However, the consideration provided to me in this Agreement shall be the sole relief provided to me for the Claims that are released by me herein, and I will not be entitled to recover and agree to waive any monetary benefits or recovery against the Company in connection with such Claim without regard to who has brought such claim.

Nothing in this Agreement shall limit or restrict my right under ADEA or the OWBPA to challenge the validity of this Agreement in a court of law.

This Release does not apply to any rights I may have under workers’ compensation and unemployment compensation policies or statutes.

VI.	Substitute Consideration. In the event that the provision or payment of any Separation Benefits is not permitted under the terms of the Plan, the Company and I shall, in good faith, negotiate for substitute consideration.

VII.	Intentionally Omitted.

VIII.	Resignation. In addition to any other obligations to cooperate with the Company, I specifically agree to execute and deliver any documents reasonably requested by the Company in order to effectuate or further evidence my resignation from any corporate officer, director, or similar positions with the Company or any of its subsidiaries or affiliates, and any related Boards or other positions and any other documents or forms reasonably requested by the Company in connection with the Company’s proxy statement and other public filings; provided any such documents shall not be deemed to constitute my resignation as an employee of the Company.

IX.	Intentionally Omitted.

X.	Breach. If I materially breach any of the covenants contained in this Agreement, I agree that irreparable injury will result to the Company, that the remedy at law for damages will be inadequate, and that the Company will be entitled to an injunction and/or other equitable relief to restrain my continuing breach, to specifically enforce the terms of this Agreement, or to prevent a breach of any part of this Agreement. In addition, and without prejudice to any other remedies available in law or equity, I agree that any consideration paid or promised by the Company in accordance with this Agreement will be forfeited and/or repaid by me in the event I materially breach any of the provisions of this Agreement, including, but not limited to, the covenants and obligations contained in Sections IV, V and XI of this Agreement. The prevailing party shall also be entitled to damages, reasonable attorneys’ fees, and other costs incurred in connection with the enforcement of this Agreement.

XI.	Employment Agreement. The terms of the Employment Agreement are hereby incorporated herein by reference, and, except as specifically superseded or amended by this Agreement, the terms of the Employment Agreement shall remain in full force and effect; provided, however, that for the avoidance of doubt, the parties agree that Articles II, III and IV of the Employment Agreement have been superseded in their entirety by this Agreement. With respect to the provisions of Article V of the Employment Agreement, notwithstanding the specific terms of the Employment Agreement, the “Nonsolicit Period” shall expire on September 1, 2017, and the “Noncompete Period” shall expire on March 1, 2017 (subject in either case to any applicable tolling periods).

XII.	Governing Law. This Agreement shall be governed and construed in accordance with the substantive and procedural laws of the State of Missouri regardless of any principles of conflicts of law. Any action concerning this Agreement shall be filed in St. Louis County, Missouri or the applicable federal court.

XIII.	Entire Agreement. This Agreement and the Schedules hereto sets forth the entire agreement between me and the Company with respect to the subject matter hereof and shall supersede all prior negotiations, representations or agreements relating thereto, whether written or oral. I agree that no promises or representations have been made to me outside the written terms of this Agreement to induce me to enter into it. I hereby acknowledge that I am bound by duties of confidentiality and loyalty to the Company that may arise outside this Agreement, such as the duties arising from other agreements or common law.

XIV.	Voluntary and Knowing. I understand and voluntarily execute this Agreement and assent to its terms, and affirm that my decision to sign this Agreement has been made freely and without any duress or coercion. I have read this Agreement carefully and understand all its terms. I have had the opportunity to review this Agreement with my own attorney, and have been and am hereby again advised to consult with my own attorney before signing this Agreement. In agreeing to sign this Agreement, I have not relied on any representations, promises, agreements, statements or explanations made by the Company or its attorneys in connection with my decision to accept. This Agreement describes everything that I have received or will receive for its execution, and I am not relying on any other promises or representations in deciding whether to execute this Agreement.

XV.	Waiver. I agree that any delay or failure by the Company in enforcing any provision of this Agreement will not constitute a waiver in any way of the right to enforce that particular provision or any other provision.

XVI.	Execution and Rescission Periods.

A.	I understand that I have up to twenty-one (21) calendar days from today, September 9, 2015, within which to consider and execute this Agreement (which includes any time spent negotiating this Agreement; any changes made to this Agreement as a result will not restart the 21-day consideration period). I understand that I may revoke my execution for a period of seven (7) calendar days following my execution of this Agreement. To be effective, my revocation must be in writing and delivered to the Company in accordance with Section XVII. This Agreement shall not become effective until the eighth day following my execution of this Agreement (the “Effective Date”). I understand that if I revoke my execution within the applicable seven (7) calendar-day period, all of the Company’s obligations to me under this Agreement will immediately cease, the Company will not be required to provide the consideration set forth in Sections III and IV of this Agreement and I will be required to return any payment made to me in accordance with the terms of this Agreement.

B.

In order to be entitled to the consideration set forth in Sections III and IV hereof, I understand that I must re-execute this Agreement during the twenty-one (21) calendar day period beginning on the Termination Date. I understand that I may revoke my re-execution for a period of seven (7) calendar days following my re-execution of this Agreement. To be effective, my revocation must be in writing and delivered to the Company in accordance with Section XVII. I understand that if I do not re-execute this Agreement within the twenty-one (21) calendar day period or I revoke my re-execution within the applicable seven (7) calendar-day period, all of the Company’s obligations to me under this Agreement will immediately cease, the Company will not be required to provide the consideration set forth in Sections III and IV of this Agreement and I will be required to return any payment made to me accruing on or after the Termination Date in accordance with the terms of this Agreement. Neither my not re-executing this Agreement nor my revocation of my re-execution shall in any way affect my prior release of claims under this Agreement. By my re-execution of this Agreement, the release set forth in Section V shall be deemed to cover any claims which I have, may have had, or thereafter may have existing or occurring at any time on or before the date on which I re-execute this Agreement. This second release shall be effective on the eighth day following my re-execution of this Agreement without revocation.

XVII.	Notices. All notices or communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via facsimile to the recipient. Such notices or communications shall be sent to the address indicated below:

To the Company:

Express Scripts Holding Company

One Express Way

Saint Louis, MO 63121

Attention: Chief Legal Officer

To me:

XVIII.	Severability. If a court of competent jurisdiction finds any provision of this Agreement to be unenforceable, the remaining provisions will continue to be binding. Such a court shall also have the authority to modify any clause solely in order to render the provision valid to the maximum extent compatible with applicable law.

XIX.

Section 409A. The intent of the Parties is that payments and benefits under this Agreement comply with Section 409A of the Code (“Section 409A”) to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything herein to the contrary: (i) if at the time of my termination of employment with the Company, I am a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits, or portions thereof, otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits, or portions thereof, hereunder (without any reduction in the total amount of such payments or benefits ultimately paid or provided to me hereunder, and such amount so deferred shall be subsequently paid with interest as set forth in the Employment Agreement) until the date that is six (6) months following my termination of employment with the Company (or the earliest date as is permitted under Section 409A); (ii) if any other payments of money or other benefits due to me hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits, or portions thereof, shall be deferred if deferral will make such payment or other benefits compliant under Section 409A (without any reduction in the total amount of such payments or benefits ultimately paid or provided to me hereunder, and such amount so deferred shall be subsequently paid with interest as set forth in the Employment Agreement), or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company that does not cause such an accelerated or additional tax; (iii) to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, I shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payment shall be due to me under this Agreement until I would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A; and (iv) each amount to be paid or benefit to be provided to me pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to me under this Agreement shall be paid to me on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to me) during any one year may not effect amounts reimbursable or provided in any subsequent year.

XX.	No Admission. Nothing herein shall be deemed to constitute an admission of wrongdoing by the Company. Neither this Agreement nor any of its terms shall be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Agreement.

XXI.	Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures may be exchanged by facsimile or email.

XXII.	Headings and Captions. The headings and captions used throughout this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.

[Signature Page Follows]

I have satisfied myself fully as to the nature of the obligations contained in this Agreement, have had the opportunity to consult with counsel of my choice, and have signed this Agreement voluntarily and knowingly.

KEITH EBLING

Dated: September 9, 2015	/s/ Keith Ebling
Keith Ebling

EXPRESS SCRIPTS HOLDING COMPANY

Dated: September 9, 2015	/s/ Sara Wade
Sara Wade
SVP & Chief Human Resources Officer

Re-Executed:

KEITH EBLING

Dated:
Keith Ebling

Schedule A

Restricted Stock Units

Grant Date	Units Granted	Unvested Units
03/04/2015	10,805	10,805
03/05/2014	11,665	7,777
03/06/2013	13,179	4,393

Stock Options

Grant Date	Total Options Granted	Exercisable Options	Unvested Options
03/04/2015	50,810	0	50,810
03/05/2014	49,838	16,612	33,226
03/06/2013	44,741	29,826	14,915
02/27/2012	55,610	55,610	0
02/27/2012	8,208	8,208	0
03/02/2011	45,609	45,609	0

Performance Share Units

Grant Date	Units Granted	Unvested Units
03/04/2015	10,805	10,805
03/05/2014	11,665	11,665
03/06/2013	13,179	13,179